Exhibit 2-1

AGREEMENT AND PLAN OF MERGER

by and among

UNITEDHEALTH GROUP INCORPORATED,

SAPPHIRE ACQUISITION, INC.

and

SIERRA HEALTH SERVICES, INC.

Dated as of March 11, 2007

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 11, 2007, is by and among UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), Sapphire Acquisition, Inc., a corporation organized under the laws of the State of Nevada and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Sierra Health Services, Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and Anthony M. Marlon have entered into a Voting Agreement (the “Voting Agreement”);

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) Merger Sub shall merge with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Nevada law as the surviving entity in the Merger (the “Surviving Entity”), and (c) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Pacific Time) on a date to be specified by theparties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, unless another date, place or time is agreed to in writing by the parties hereto.

1.3. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the effective date and time of the Merger being hereinafter referred to as the “Effective Time”).

1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS.

1.5. Articles of Incorporation; By-laws.

(a) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Entity at the Effective Time until thereafter changed or amended as provided therein and by the NRS or other applicable Law; provided, however, that the Articles of Incorporation of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.

(b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Entity at the Effective Time until thereafter changed or amended as provided therein, by the Articles of Incorporation of the Surviving Entity, and by applicable Law; provided, however, that the By-laws of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.4 hereof.

1.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

1.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8. Information with respect to the Company and Merger Sub. The address of the Company is 2724 North Tenaya Way, Las Vegas, Nevada, its jurisdiction of incorporation is Nevada and its governing law is the NRS. The address of Merger Sub is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, its jurisdiction of incorporation is Nevada and its governing law is the NRS.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Entities;
Exchange of Certificates; Company Stock Options

2.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company or any other person:

(a) Merger Consideration. Each share of the common stock, par value $0.005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $43.50 in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each issued and outstanding Share that immediately prior to the Effective Time is owned by Parent or Merger Sub and not held on behalf of third parties (each an “Excluded Share” and collectively, “Excluded Shares”) shall automatically, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration therefor.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.005 per share, of the Surviving Entity.

2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit with a paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), an amount of cash equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) multiplied by (ii) the Per Share Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund will be invested by the Paying Agent as directed by Parent; provided, that such investments will be (A) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (C) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate Per Share Merger Consideration payable under this Agreement shall be promptly returned to Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the Per Share Merger Consideration payable under this Agreement, and Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three business days), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) entitled to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Closing, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, Paying Agent shall (and Parent shall cause the Paying Agent to) as soon as reasonably practicable pay from the Exchange Fund to the holder of such Certificate a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 2.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares that is presented to the Paying Agent shall be properly endorsed or otherwise be in proper form for transfer and is accompanied by all documents required to reasonably evidence that any applicable stock transfer taxes have been paid, are not applicable or will be paid by such transferee.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Paying Agent, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Entity. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 2.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings as provided in Section 2.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) No Dissenters’ Rights. Pursuant to Section 92A.390 of the NRS, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.

(g) Withholding Rights. Parent and the Surviving Entity shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

2.3. Company Equity Awards.

(a) All stock options (the “Company Stock Options”) and Company Awards (as described in (ii) below, and collectively with the Company Stock Options, “Company Equity Awards”) outstanding, at the Effective Time granted under the Company 1995 Long Term Incentive Plan and the 1995 Non-Employee Director’s Stock Option Plan (collectively, the Company Stock Plans) shall be treated in accordance with (i) and (ii) below.

(i) At the Effective Time, each outstanding Company Stock Option under the Company Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Entity, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Stock Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Stock Option less applicable Taxes required to be withheld with respect to such payment.

(ii) At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each vested or unvested award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans and any other Company Plan, including restricted stock units under the Company Stock Plans (“Company RSU”), other than Company Stock Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Entity, as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the value of the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(b) The current offering in process as of the date hereof under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) shall continue and the Company may, consistent with past practice and in accordance with the terms of the ESPP, commence new offering periods under the ESPP on or after the date hereof and prior to the Effective Time at an exercise price for each such offering not less than as is provided under the ESPP; provided, that on each Exercise Date (as defined in the ESPP) occurring prior to the Effective Time, and immediately prior to the Effective Time (as long as such date is not otherwise an Exercise Date), each participant shall promptly receive, in lieu of whole Shares that would otherwise be purchased under the ESPP in respect of his or her account, a cash payment equal to the product of (x) such number of whole Shares and (y) the Fair Market Value (as defined in the ESPP) of a Share (provided, that with respect to the deemed purchase immediately prior to the Effective Time, the Fair Market Value of a Share shall be deemed to be the Merger Consideration), plus a cash payment equal to the balance, if any, of accumulated payroll deductions remaining after such deemed purchase. Effective as of the date hereof, the Company shall amend the ESPP or take any other action necessary to effectuate the foregoing.

(c) At or prior to the Effective Time, the Company, the Board of Directors of the Company (the “Company Board”) and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.03, including using reasonable best efforts to obtain all necessary consents and acknowledgements of participants.  The Company shall use reasonable best efforts to ensure that from and after the Effective Time neither Parent nor the Surviving Entity will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options or Company Awards after the Effective Time.

(d) The Company, including the Company Board and any committee acting on behalf of the Company Board, will not hereafter, except for the Company Stockholder Approval, the Merger and the other transactions required to be taken by the Company or any of its Subsidiaries by this Agreement, take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Equity Award or other equity or equity-based awards.

2.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

3.1. Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Articles of Incorporation (the “Company Articles”) and By-laws (the “Company By-laws”) and the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

3.2. Subsidiaries. Section 3.2 of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and, to the extent applicable, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, title defects, easements, encumbrances, rights of first offer or refusal or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for (i) the capital stock or other equity or voting interests of its Subsidiaries, (ii) publicly traded securities held for investment that do not exceed 5% of the outstanding securities of any entity and (iii) as set forth on Section 3.2 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

3.3. Capital Structure.

(a) The authorized capital stock of the Company consists of 120,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on March 7, 2007, (i) 55,226,395 Shares were outstanding (which number does not include 648,500 Company RSUs), (ii) 17,583,206 Shares were held by the Company in its treasury, (iii) 7,090,294 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 1,671,573 Shares were subject to outstanding Company Stock Options and 648,500 Shares were subject to outstanding Company RSUs), (iv) no shares of Company Preferred Stock were issued or outstanding, and (v) 7,534,158 Shares were reserved for issuance upon conversion of the Company’s 2.25% Senior Convertible Debentures due March 15, 2023 (the “Convertible Debentures”) issued pursuant to an Indenture, dated as of March 3, 2003, between the Company and Wells Fargo Bank Minnesota, N.A. (a complete and correct copy of which has been delivered or made available to Parent) of which 2,381,630 shares are subject to outstanding Convertible Debentures.

(b) Section 3.3(b) of the Company Disclosure Letter contains a correct and complete list (as of March 7, 2007) of Company Equity Awards including Company Stock Options, and Company RSUs under the Company Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule. Other than the Company Stock Options and Company RSUs there are no other outstanding equity awards under the Stock Plan. Except as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, at the close of business on March 7, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, there are no outstanding stock appreciation rights, rights to receive Shares on a deferred basis or other rights that are linked to the value of Shares granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Each Company Equity Award granted after January 1, 2000 was granted in all material respects in compliance with (i) all applicable Laws and (ii) all of the material terms and conditions of the Company Plans pursuant to which it was issued.

(c) Other than the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company conferring on the holders the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Convertible Debentures or as otherwise set forth in this Section 3.3 or on Section 3.3(b) of the Company Disclosure Letter, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a complete and correct list of the following information, as of the close of business on March 7, 2007, with respect to the Convertible Debentures: (i) the aggregate outstanding principal amount thereof; (ii) the aggregate amount of accrued and unpaid interest thereon; and (iii) the conversion price thereof.

3.4. Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. The Company Board has taken all action necessary to render the provisions of Sections 78.378 to 78.3793, inclusive, and 78.411 to 78.444, inclusive, of the NRS inapplicable to this Agreement, the Merger, and the other transactions contemplated by this Agreement, including the Voting Agreement. Except for Section 78.438 of the NRS (which has been rendered inapplicable by action of the Company Board), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any written loan or credit agreement, bond, debenture, note, mortgage, policy, certificate of coverage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, binding understanding, instrument, permit or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.5, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to or arising from (either alone or in combination) (i) the economy or the financial markets in general, (ii) either of the health care or managed care industries, (iii) changes in applicable Laws or regulations after the date hereof; provided that the exclusion set forth in this clause (iii) shall not apply to Section 3.4(b) hereof, (iv) changes in GAAP, SAP or regulatory accounting principles after the date hereof, (v) changes proximately caused by the announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub), (vi) the matters set forth on Section 3.4(c) of the Company Disclosure Letter, (vii) any natural disasters or acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (viii) any changes in the price or trading volume of the Shares (provided that any change, effect, event or occurrence that may have caused or contributed to such change in market price or trading volume shall not be excluded), (ix) any failure by the Company to meet revenue or earnings projections, in and of itself (provided that any change, effect, event or occurrence that may have caused or contributed to such failure to meet published revenue or earnings projections shall not be excluded) and (x) any breach by the Buyer or Merger Sub of this Agreement; provided that with respect to clauses (i), (ii), (iii), (iv) and (vii), such change, effect, event, circumstance, occurrence or state of facts does not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company that is affected by such change, effect, event, circumstance, occurrence or state of facts.

3.5. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (c) the Articles of Merger to be filed with the Secretary of State of the State of Nevada and appropriate authorization/qualification to do business documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (d) any appropriate or required filings with and approvals of the New York Stock Exchange (the “NYSE”), (e) the various state insurance and department of health filings and/or approvals set forth in Section 3.5(e) of the Company Disclosure Letter and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.6. Company SEC Documents; No Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since December 31, 2003 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company SEC Documents (as amended prior to the date hereof) complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected, revised or superceded by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents, at the time of their filing, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2006, (ii) as incurred in the ordinary course of business since December 31, 2006 or (iii) as set forth on Section 3.6(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. Section 3.6(b) of the Company Disclosure Letter sets forth a description of the aggregate indebtedness for borrowed money (including guarantees of indebtedness for borrowed money of any other person) of the Company and its Subsidiaries outstanding as the close of business on March 7, 2007.

3.7. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms distributed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first distributed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or portions thereof that relate only to Parent and its Subsidiaries.

3.8. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), except (a) as set forth on Section 3.8 of the Company Disclosure Letter, (b) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or (c) as disclosed in the Filed Company SEC Documents, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Letter, (a) there is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor (b) is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.10. Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than (i) this Agreement and (ii) any Contract that is filed as an exhibit to the Filed Company SEC Documents.

(b) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement and, except as otherwise noted in Section 3.10(b) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies (including all material amendments, exhibits, attachments, appendices, annexes, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of:

(i) all Contracts (other than Contracts otherwise required to be disclosed in this Section 3.10(b)) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area (including any Contracts containing exclusivity provisions or provisions prohibiting the solicitation of employees, customers, Health Care Providers, vendors or other business);

(iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(v) agreements by the Company not to acquire assets or securities of a third party;

(vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger (including in order to avoid a breach or termination of or loss of benefit under any Contract);

(vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer or provider of health care) that imposes any material obligation or restriction on the Company or its Subsidiaries;

(ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(x) all material outsourcing Contracts (including all material claim, call center and information technology development outsourcing Contracts);

(xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries after the date of this Agreement of more than $500,000 on an annual basis;

(xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (A) is not material to the Company or any of its Subsidiaries or (B) was entered into in the ordinary course of business;

(xiii) all Contracts pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness for borrowed money of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $500,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

(xiv) (A) all Contracts with hospitals involving payments by or to the Company or any of its Subsidiaries of more than $250,000 on an annual basis; (B) all Contracts with SMA; (C) all exclusive or preferred (within a market) specialty provider Contracts; (D) all Contracts (by total payments by the Company and its Subsidiaries) of more than $500,000 by the Company and its Subsidiaries to Health Care Providers during the period from January 1, 2006 through December 31, 2006 or estimated to be payable in 2007, other than claims or capitation payments paid to Subsidiaries of the Company; and (E) any Contract for access to or use of a third party’s network of contracted Health Care Providers (i.e., network rental agreements);

(xv) (A) the Contracts with the 50 largest customers (by membership), including fully insured revenue and administrative or network rental fee revenue, in 2006 and/or projected for 2007 (excluding Contracts that have been terminated or have expired as of the date of this Agreement and Contracts with any Governmental Authority); and (B) the 10 largest Contracts for access to or use by a third party of the Company’s or its Subsidiaries’ network of contracted Health Care Providers (i.e., leased network agreements) (by revenue in 2006 and/or projected for 2007), to the extent not included in clause (A) above;

(xvi) any Contract involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis that provides a fee and/or rate guarantee to a customer extending more than one year from the date hereof (including any rate letters that are in effect or will or may go into effect in the future);

(xvii) any material Contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement (including any Contract with a customer where premiums or fees are placed at risk);

(xviii) any material Contract for reinsurance or stop-loss coverage obtained or sold by the Company (other than in connection with the Company’s workers compensation business);

(xix) any Contract with a federal Governmental Authority (including (A) customer Contracts with any Governmental Authority involving payments by or to the Company or any of its Subsidiaries, of more than $250,000 on an annual basis, (B) Contracts with the Centers for Medicare and Medicaid Services or any successor thereto, (C) Contracts with the Office of Personnel Management, and (D) Contracts with any state Medicaid agency);

(xx) the Contracts with the ten largest external sales agents, brokers or producers by compensation paid in 2006 and any Contract pursuant to which the Company pays such ten largest external sales agents, brokers or producers any bonuses, overrides or other similar contingent compensation; and

(xxi) any retail pharmacy, mail pharmacy and specialty pharmacy Contracts pursuant to which the Company or any of its Subsidiaries receive rebates of more than $500,000 on an annual basis.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), or increasing the Companies’ or any of its Subsidiaries’ liabilities under, any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received written notice from any party to any of the customer Contracts (including customer Contracts with any Governmental Authority) or Health Care Provider Contracts required to be disclosed in Section 3.10(a) that such party intends to terminate or fail to renew any such Contract with the Company or any of its Subsidiaries.

3.11. Compliance with Laws.

(a) The Company and each of its Subsidiaries has been since December 31, 2004 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since December 31, 2004, a written notice or other written communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses in all material respects as now conducted (except where any failure to have such Permit in effect has not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect), and since December 31, 2004 there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit that has not been cured prior to the date hereof (except such violations defaults and rights that have not had, and would not reasonably be expected to have (with or without notice or lapse of time or both) individually or in the aggregate a Material Adverse Effect). Assuming all Necessary Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such material Permit except where the revocation or cancellation of such Permit has not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect.

(b) Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third-party service provider acting on behalf of the Company or any of its Subsidiaries, has received written notice from any Governmental Authority that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries or any such third-party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable Law, (y) asserts any risk-based capital deficiency or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its material non-compliance with, or material violation of, any applicable Law.

(c) Since December 31, 2004, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings on a timely basis or payments has not had, and would not reasonably be expected to have a Material Adverse Effect.

(d) All premium rates, rating plans and policy terms established and used by the Company’s Subsidiaries that are required to be filed with and/or approved by Governmental Authorities have been in all material respects so filed and/or approved, the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the Laws applicable thereto, and to the Company’s Knowledge, no such premiums are subject to any investigation by any Governmental Authority.

(e) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its agents and employees are in material compliance within all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, each broker, producer, consultant, agent or third-party service provider acting on behalf of the Company or any of its Subsidiaries, has marketed, administered, sold and issued insurance and health care benefit products in compliance in all material respects with all applicable Laws.

(f) Except as set forth in the Filed Company SEC Documents, the Company and, to the Knowledge of the Company, each of its current officers and directors (in their capacities as officers and directors of the Company) is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and such Subsidiary.

(g) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers or directors or any Health Care Provider, has since December 31, 2004, engaged in any activities that are prohibited under the federal Medicare statute, including 42 U.S.C. Sections 1320a-7a, 1320a-7b and 1395nn, the federal TRICARE statute, 10 U.S.C. Section 1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. Section 3729 et seq., or the regulations promulgated pursuant to such statutes or any similar state Laws or regulations, except to the extent that such activities do not, individually or in the aggregate, have, and would not reasonably be expected to have, a Material Adverse Effect.

3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Shares that have not been granted under a Company Stock Plan, incentive, stock purchase, stock appreciation rights and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current employees of the Company or any of its Subsidiaries (the “Employees”) or former employees of the Company or any of its Subsidiaries and current and former directors of the Company (collectively, the “Company Plans”) other than immaterial Company Plans.

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, in each case, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such Company Plan under Section 401(a) of the Code or trusts under Section 501 of the Code, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company nor its Subsidiaries nor any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414 of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), in each case, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that have not had and would not reasonably be expected to have a Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than actions, claims and lawsuits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Letter, none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where such failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, including severance pay or any increase in severance pay upon termination of employment after the date hereof, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, increase the amount payable, or result in any material obligation pursuant to, any Company Plan, (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan, in each case in excess of $500,000 or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since December 31, 2006, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

(j) Except as set forth on Section 3.12(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement. There has been no amendment to or announcement by the Company or any of its Subsidiaries relating to any change or proposed amendment to any Company Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(l) Except as set forth in Section 3.12(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code.

3.13. Taxes. Except as set forth in Section 3.13 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid in full.

(b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. There are no material unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ tax liabilities that are not disclosed or provided for in the Company SEC Documents. No reductions have been made to the December 31, 2006 current tax reserve and valuation allowance previously reported to Parent.

(c) Except for the periods set forth on Section 3.13(c) of the Company Disclosure Letter, the material income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority (or the applicable statute of limitations has expired). All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f) Since December 31, 2001, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in writing in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(h) Neither the Company nor any of its Subsidiaries is currently receiving any material tax benefit or credit or other favorable material tax treatment that will not be extended and available to the Company and its Subsidiaries following the Merger.

(i) No written claim that could give rise to material taxes has been made to the Company or any of its Subsidiaries within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(j) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(k) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(l) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(m) The Company has not entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) For purposes of this Agreement (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.14. Intellectual Property; Software.

(a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software other than “off-the-shelf” Software) and all registrations and applications to register the same (“Copyrights”); (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); and (e) Software; (ii) “IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights (including usage rights) to any material Intellectual Property used in the operation of their respective businesses as currently conducted, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any material Intellectual Property, including license agreements and settlement agreements; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site, other than off-the-shelf software; and (iv) “Company Intellectual Property” means the Intellectual Property and Software owned by the Company and its Subsidiaries, and held for use or used in the business of the Company or its Subsidiaries as presently conducted.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Company Intellectual Property, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights.

(c) Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.

(d) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(e) All material Trademark registrations and applications for registration, material Patents issued or pending and all material Copyright registrations and applications for registration owned by the Company and its Subsidiaries are, in all material respects, valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(f) The Company Intellectual Property, and the Intellectual Property related to the Company’s and its Subsidiaries’ respective businesses that is licensed to the Company or its Subsidiaries, constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company’s business as currently conducted and operated by the Company, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Letter:

(i) no unresolved claims, or to the Knowledge of the Company, threat of claims within the three years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company materially infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party;

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property, or material Intellectual Property related to the Company’s and its Subsidiaries’ respective businesses that is licensed to the Company or its Subsidiaries, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iv) there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party thereto, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(v) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and

(vi) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property or material Intellectual Property that is licensed to the Company or its Subsidiaries or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any such Intellectual Property, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, the Software that the Company or its Subsidiaries license or otherwise use (i) functions in compliance in all material respects with its related documentation and specifications, and functions properly in all respects to achieve its intended purposes and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment (including other programs, equipment and data), except, in the case of clauses (i) and (ii) above, as would not reasonably be expected to have a Material Adverse Effect.

3.15. Properties and Assets.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth the address and parcel number of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest (other than Permitted Liens) in the Owned Real Property which assignment or security interest is currently in effect. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a list by address, tenant, landlord and date of lease of all leases, subleases, licenses and similar agreements and all amendments thereto (each such lease, sublease, license or similar agreement and all amendments thereto, being a “Lease”) of all leasehold or subleasehold estates held by or for the Company or its Subsidiaries (the “Leased Real Property; and, collectively with the Owned Real Property, the “Real Property”). Section 3.15(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $100,000 annually. The Company has a good and valid leasehold interest in and to the Leased Real Property, subject to no Liens, except Permitted Liens. Each Lease is in full force and effect except as would not reasonably be expected to have a Material Adverse Effect. There exists no material default by or condition caused by the Company, or to Knowledge of Company, any other parties, which with the giving of notice, the passage of time or both could become a material default under any Lease. True and complete copies of all Leases have been made available to Parent.

(c) The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except where the failure to have such good and valid title or valid rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

3.16. Environmental Matters. Except as disclosed in Section 3.16 of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect: (a) no written notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit or proceeding is pending or, to the Knowledge of the Company, threatened by any person against, the Company, any of its Subsidiaries or to the Knowledge of the Company, against any person whose liability the Company or any of its Subsidiaries has assumed either contractually or by operation of law with respect to any matters arising under any Environmental Law; (b) the Company and its Subsidiaries are currently in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; and (c) neither the Company nor any of its Subsidiaries is subject to any outstanding and unresolved order, decree, injunction or written agreement with any Governmental Authority arising under any Environmental Law. The representations and warranties contained in this Section 3.16 and in Section 3.6(b) are the sole and exclusive representations and warranties in this Agreement applicable to environmental matters.

As used in this Agreement, the term “Environmental Laws” means any applicable Federal, state, local and foreign statutes, Laws, binding judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements and common law standards of conduct, in each case, relating to the protection of human health as it relates to Hazardous Materials exposure or the protection of the environment, including the transportation, use, storage and disposal of Hazardous Materials.

As used in this Agreement, the term “Hazardous Materials” means all substances or materials regulated under, or otherwise defined as hazardous, toxic, explosive, dangerous, flammable or radioactive pursuant to, any Environmental Law including (i) petroleum compounds, asbestos containing material, medical waste and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

3.17. Transactions with Related Parties. Except as set forth in the Filed Company SEC Documents, since December 31, 2006, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.18. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreements with such firm (a complete copy of which have heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

3.19. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers dated the date hereof to the effect that, as of such date, from a financial point of view, the Merger Consideration offered to the holders of Shares in the Merger is fair to such stockholders, a complete copy of which opinion will be made available to Parent as a matter of record as soon as practicable after the date of this Agreement.

3.20. Statutory Financial Statements.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all annual statements and quarterly statements of the Company’s Subsidiaries filed with Governmental Authorities for the years ended December 31, 2005 and December 31, 2006 (the “State Regulatory Filings”). Except as otherwise set forth in such State Regulatory Filings when made, all such State Regulatory Filings and the statutory balance sheets and income statements included therein (i) were prepared from the books and records of the Company’s Subsidiaries, (ii) fairly present in all material respects the statutory financial condition and results of operations of the Company’s Subsidiaries, as applicable, as of the date and for the periods indicated therein and (iii) have been prepared in all material respects in accordance with applicable statutory accounting principles (“SAP”) consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes where not required by SAP and to normal year-end adjustments.

(b) The Company has provided Parent with true and correct copies of all actuarial reports prepared by independent or internal actuaries since January 1, 2004 (other than actuarial reports prepared by internal actuaries that are not material to the aggregate reserves of the Company and its Subsidiaries, taken as a whole) and all attachments, addenda, supplements and modifications thereto.

3.21. Medicare and Medicaid Participation. The Company facilities listed in Section 3.21 of the Company Disclosure Letter (each a “Company Facility”, collectively “Company Facilities”) are qualified for participation in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in all material respects in compliance with the material conditions of participation in such programs and have received all material approvals or qualifications necessary for reimbursement relating to each Company Facility. Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company nor any Company Facility has since December 31, 2004 received any written notice from either Medicare or Medicaid programs of any pending or threatened material investigations or surveys. For purposes of this Agreement, (i) the term “Medicaid” means the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, and the state Laws implementing the Medicaid program; and (ii) the term “Medicare” means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

3.22. Penalties Under Medicare/Medicaid Programs. Except as set forth in Section 3.22 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company nor any Company Facility has since December 31, 2004 been required to pay any civil monetary penalty under applicable law regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care program. To the Knowledge of the Company, and except as set forth in Section 3.22 of the Company Disclosure Letter, neither the Company, nor any Subsidiary of the Company nor any Company Facility is currently the subject of any material investigation or proceeding that may result in such payment. Neither the Company nor any Subsidiary of the Company nor any Company Facility nor, to the Knowledge of the Company, any of their respective current employees are debarred, suspended from, or otherwise ineligible to participate in, the Medicare, Medicaid, or Maternal and Child Health Services Program, or any program funded under the Block Grants to States for Social Services (Title XX) program nor, to the Knowledge of the Company, have any such current employees been convicted, under federal or state law, of a criminal offense related to (i) the neglect or abuse of a patient or (ii) the delivery of an item or service, including the performance of management or administrative services related to the delivery of an item or service, under the Medicare or Medicaid programs.

3.23. Physician Qualifications.

(a) Section 3.23(a) of the Company Disclosure Letter lists (i) all of the physicians, by name, type of professional license, specialty and board certification (“Physicians”) and (ii) all of the non-physician providers, by name, type of professional license and area of practice (“Non-Physician Provider”) (collectively, Physicians and Non-Physician Providers shall be referred to as “Company Providers”) employed by Southwest Medical Associates, Inc. (“SMA”), a wholly owned Subsidiary of the Company, or other Company Facilities, as of the date hereof. Each Company Provider holds a current license to practice his or her applicable profession, as identified in Section 3.23(a) of the Company Disclosure Letter, in the State of Nevada, without restriction or subject to any disciplinary or corrective action. Except as noted in Section 3.23(a) of the Company Disclosure Letter, each Physician and each Non-Physician Provider, as applicable, has a current Drug Enforcement Administration authorization.

(i) Except as set forth in Section 3.23(b) of the Company Disclosure Letter, to the Knowledge of the Company:

(ii) no Physician who is a current employee of SMA has ever had his or her license to practice his or her applicable profession or to prescribe controlled substances in any state restricted, suspended or revoked;

(iii) each Physician that is a current employee of SMA is eligible and enrolled as a participating provider for Medicare and/or Medicaid beneficiaries and has not been suspended or debarred by Centers for Medicare and Medicaid Services or any state Medicaid agency;

(iv) no Physician that is a current employee of SMA has ever been reprimanded, sanctioned or disciplined by any licensing board, state or local medical or other professional society, specialty board or other certifying board;

(v) no Physician that is a current employee of SMA has ever (1) been denied health care facility medical staff membership or clinical privileges or reappointment to a health care facility medical staff, (2) had his or her health care facility medical staff membership or clinical privileges suspended, restricted or revoked, nor (3) voluntarily resigned or relinquished any health care facility medical staff membership or clinical privileges while a disciplinary action or investigation has been pending; and

(vi) (A) during the three year period prior to the date hereof, no final judgment in a professional malpractice action has been entered against any Company Provider; and (B) no such action, based on an allegation of professional malpractice, has ever been settled by payment to a plaintiff.

(b) A form of the employment agreement executed between SMA and a Physician employed by SMA is attached to this Agreement as Exhibit A (“Form SMA Physician Employment Agreement”).

3.24. Insurance. Except as set forth in Section 3.24 of the Company Disclosure Letter, all medical malpractice, fire and casualty, general liability and business interruption insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide coverage in amounts that the Company reasonably believes, based upon historical experience, are adequate for the Company’s and its Subsidiaries’ operations. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, the Company has submitted all requisite claim documentation and notifications under the Insurance Policies with respect to any and all material claims of the Company or any of its Subsidiaries.

3.25. Reserves. Except as set forth in Section 3.25 of the Company Disclosure Letter, the loss reserves (including reserves for medical costs and for payment disputes with Health Care Providers) and other actuarial amounts of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company’s SEC Documents and the State Regulatory Filings (i) are determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) are fairly stated in all material respects in accordance with generally accepted actuarial principles and (iii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Laws. Except as set forth in Section 3.25 of the Company Disclosure Letter, to the Knowledge of the Company, there are no facts or circumstances that would necessitate, in the good faith application of the Company’s reserving practices and policies, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). As of December 31, 2006, each of the Company’s Subsidiaries for which there are statutory net worth and other deposit or capital requirements (the “Regulated Subsidiaries”) met or exceeded said statutory net worth, deposit or other capital requirements. As of December 31, 2006, each of the Regulated Subsidiaries had statutory net worth in excess of 300% of the authorized control level, as such term is defined in the NAIC Risk-Based Capital guidelines.

3.26. Capital or Surplus Management. Except as set forth in Section 3.26 of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company’s Subsidiaries is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its membership interests or shares of capital stock, except for such requirements or restrictions under insurance or other Laws of general application.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to Parent. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the articles of incorporation and by-laws of Merger Sub, in each case as amended to the date of this Agreement. None of Parent nor any of its Subsidiaries (including Merger Sub) or Affiliates is the is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of any Shares.

4.2. Capital Structure of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is owned by UnitedHealthcare, Inc., a wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.3. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions, approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, in its capacity as the sole stockholder of Merger Sub, has consented in writing to the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with all applicable laws.

(b) The Board of Directors of Merger Sub, by a validly adopted unanimous consent, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, are advisable and in the best interests of Merger Sub and Merger Sub’s stockholder, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to Merger Sub’s stockholders and (iv) resolved to recommend approval and adoption of this Agreement and the Merger to the sole stockholder of Merger Sub.

(c) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the Parent Articles or the Parent By-laws or articles of incorporation or by-laws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or to which any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.4 hereof, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement and (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

4.4. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (i) the consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (a) through (d) of Section 3.5 or listed in Section 3.5 of the Company Disclosure Letter, (ii) the various state insurance and department of health filing and/or approvals set forth on Section 4.4(ii) of the Parent Disclosure Letter and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (A) impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement). The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) above or listed in Section 3.5 of the Company Disclosure Letter or Section 4.4(ii) of the Parent Disclosure Letter are referred to herein as the “Necessary Consents”.

4.5. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first distributed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or portions thereof that relate only to the Company Subsidiaries.

4.6 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

4.7. Available Funds. As of the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

4.8. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

ARTICLE V

Covenants Relating to Conduct of Business

5.1. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, except as required by applicable Law or provided in Section 5.1(a) of the Company Disclosure Letter or contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its existing relationships with Health Care Providers, customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, except as required by applicable Law or provided in Section 5.1(a) of the Company Disclosure Letter or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as otherwise required by the terms of such securities, purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, Company RSUs, stock appreciation rights or stock based performance units (other than (A) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) or (C) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of Company RSUs or options to acquire Shares to employees hired any time after the date hereof in accordance with the Company’s ordinary course of business consistent with past practice, provided that, in any event, Company RSUs and options of not more than 5,000 Shares per individual and 25,000 Shares in the aggregate shall be issued pursuant to this clause (B), (C) the grant of options to employees in order to assist the Company and its Subsidiaries in retaining the employment of such persons during the period prior to the Closing, provided that, in any event, options and RSUs for not more than 10,000 Shares per individual and 50,000 Shares in the aggregate shall be issued pursuant to this clause (C) or (D) upon the conversion of the Convertible Debentures);

(iii) amend the Company Articles or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”);

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

(vi) with respect to the Company’s 2007 fiscal year, make any capital expenditure or expenditures not budgeted for on the 2007 fiscal year capital expenditure plan set forth in on Section 5.1(a)(vi) of the Company Disclosure Letter, that (1) is in excess of $1,500,000 individually, or $3,000,000 in the aggregate or (2) involves the acquisition of real property for development or investment for an amount (taking into account the fair market value of any non-cash consideration) in excess of $500,000 for any individual or series of related transactions or $1,250,000 in the aggregate for all such real property acquisitions;

(vii)  (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except (x) pursuant to the Credit Agreement or (y) not in excess of $1,000,000 in the aggregate in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any other person except for loans, advances, capital contributions and investments (1) not in excess of $1,000,000 in the aggregate, (2) in or to any direct or indirect wholly owned Subsidiary of the Company or (3) made in the ordinary course of business consistent with past practice;

(viii) except as permitted by Section 6.8, (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to any litigations, mediations, arbitrations or investigations (1) for an amount greater than $500,000, individually, and $2,500,000, in the aggregate, in each case, in excess of the amount accrued for such matter on the Company’s financial statements for the year ended December 31, 2006 and the amount of the Company’s coverage under applicable third party insurance policies with respect to such matter or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $500,000;

(ix) enter into, modify, amend or terminate (A) any Contract that if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $1,000,000 individually or $2,000,000 in the aggregate and that is not terminable by the Company without material penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Health Care Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any exclusive license to Company Intellectual Property or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area (other than, in the case of clauses (B), (C) and (D), in the ordinary course of business consistent with past practice);

(x) enter into any Contract that if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xi) except as required to comply with applicable Law, any Company Plan, any Contract disclosed in Section 3.12 of the Company Disclosure Letter or as otherwise permitted pursuant to Section 5.1(a)(ii), (A) materially increase the compensation, bonus or pension, welfare, severance or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except (1) in the ordinary course of business (including in connection with promotions and customary annual increases), (2) to pay bonuses consistent with the guidelines under any Company Plan providing for cash bonuses or incentive compensation and (3) to pay bonuses that were accrued in the Company’s financial statements for the year ended December 31, 2006 or were (or will be) accrued after December 31, 2006 in the ordinary course of business consistent with past practice, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any equity awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, Company RSUs, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), (D) except in the ordinary course of business, take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) except in response to external economic considerations and upon the advice of advisors, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or (H) except in the ordinary course of business consistent with past practice, forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) fail to use commercially reasonable efforts to renew or maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv) change its fiscal year, revalue any of its material assets, or make any material changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP, SAP or applicable Law;

(xv) make any material tax election or settle or compromise any material tax liability;

(xvi) make any material change in the investment, reserving, hedging, underwriting or claims administration policies, practices or principles, except as may be appropriate to conform to changes in applicable Law, SAP or GAAP;

(xvii) fund any trust or other arrangement with respect to compensation or benefits under a Company Plan without providing Parent with prior written notice thereof;

(xviii) authorize any of, or commit, propose or agree to take any of, the foregoing actions; or

(xix) fail to make any required filing with a Governmental Authority.

(b) Employee Communications. Subject to applicable law, prior to making any written communications or public announcements to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(d) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality or Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Subject to applicable law, the Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Failure by the Company to comply with this Section 5.1(d) shall not, in and of itself, result in a failure by the Company to satisfy the conditions set forth in Section 7.2(b). Failure by Parent to comply with this Section 5.1(d) shall not, in and of itself, result in a failure by Parent or Merger Sub to satisfy the conditions set forth in Section 7.3(b).

5.2. No Solicitation by the Company.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, the Company agrees that, neither it nor any of its Subsidiaries shall, nor shall it authorize or permit any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of, any Company Takeover Proposal (it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute a violation of this Section 5.2(a)). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all then-existing discussions or negotiations with any person conducted with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and its outside counsel) constitutes or is reasonably likely to constitute or result in a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law, and subject to compliance with Section 5.2(c) (provided that the Company shall be required to give Parent at least 12 hours prior written notice of such determination), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided that, subject to the right of the Company to withhold information where such disclosure would contravene any applicable Law, all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with or promptly after the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

For the purposes of this agreement, “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreements concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

           For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance, in a single transaction or series of related transactions, of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, in a single transaction or series of related transactions, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be more favorable to the Company or its stockholders than the transactions contemplated by this Agreement and (ii) that is reasonably likely to be completed, taking into account any financing and approval requirements and all other legal, regulatory and other aspects of such proposal.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner materially adverse to Parent), or propose publicly to withdraw (or modify in a manner materially adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger, (B) fail to publicly confirm its approval, recommendation and declaration of advisability of this Agreement and the Merger after receiving a request from Parent to do so or (C) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting a Company Takeover Proposal (other than (x) an Acceptable Confidentiality Agreement pursuant to Section 5.2(a) or (y) concurrently with taking such action the Company terminates this Agreement pursuant to Section 8.1(e) and, at the time of such termination, pays the Termination Fee). Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change and cancel the Company Stockholders Meeting:

(x)  if, not in connection with a Company Takeover Proposal, the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law; or

(y)  if in connection with a Company Takeover Proposal that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its and outside counsel) constitutes a Company Superior Proposal and the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law;

provided, however, that no Company Adverse Recommendation Change may be made until three (3) business days after Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined:

(A) in the case of clause (x) of this Section 5.2(b), that the Company Board intends to make such Company Adverse Recommendation Change and containing details of the facts and conclusions that led the Company Board to conclude that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law together with copies of any relevant written analyses or materials (it being understood and agreed that any change to such facts and conclusions shall require a new Adverse Recommendation Notice and a new three (3) business day notice period). During such three (3) business day period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent; provided that a determination by the Company Board that, after taking into account any such changes, there continues to be a reasonable probability that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company under applicable Law shall not require a new Adverse Recommendation Notice or a new three (3) business day notice period; and

(B) in the case of clause (y) of this Section 5.2(b), that such Company Takeover Proposal constitutes a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.2(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) business day notice period). During such three (3) business day period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement. In making a determination that a Company Takeover Proposal constitutes a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise); provided that a determination by the Company Board that, after taking into account any such changes, a Company Takeover Proposal continues to constitute a Company Superior Proposal shall not require a new Adverse Recommendation Notice or a new three (3) business day notice period.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly, and in no event later than 48 hours after receipt, advise Parent in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall (i) promptly keep Parent reasonably informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt of delivery thereof copies of any written offer and any other material written material received from the person making such request (or its representatives) that describes any of the terms or conditions of any such request, in either case sent or provided to the Company or any of its Subsidiaries with respect to a Company Takeover Proposal.

(d) Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving the advice of its outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable Law.

(e) Without limiting any other rights of Parent under this Agreement, neither any Company Adverse Recommendation Change nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE VI

Additional Agreements

6.1. Preparation of the Proxy Statement; Stockholder Meetings.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be distributed to the stockholders of the Company as promptly as reasonably practicable. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and duly call, give notice of, (subject to Section 5.2(d)) convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Except to the extent that the Company has effected a Company Adverse Recommendation Change in accordance with Section 5.2, the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.2. Access to Information; Confidentiality.

(a) The Company shall afford to Parent, and its Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, tax returns, contracts, commitments, personnel, records and statutory filings and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities and insurance Laws and (b) consistent with its legal obligations all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that (i) the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to the Company requires the Company or its Subsidiaries to restrict access to any properties or information and (ii) the Buyer will not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other privilege; provided, further, that such access will be conducted at the Buyer’s expense. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of December 20, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The parties hereby agree that, notwithstanding anything the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall survive the execution of this Agreement.

(b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time the Company shall furnish to Parent, within 20 business days after the end of each month, the standard monthly reporting package set forth in Section 6.2(b) of the Company Disclosure Letter. The Company shall promptly notify Parent of any written communication received by the Company or any of its Subsidiaries from a party to one of the customer Contracts required to be disclosed pursuant to Section 3.10(b) relating to any of the matters set forth in the last sentence of Section 3.10(c).

6.3. Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities and the Necessary Consents) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.3(a), each of the Company and the Company Board and Parent and the Parent Board shall (A) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement:

(i) nothing shall be deemed to require Parent to (1) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (2) not compete in any geographic area or line of business, (3) restrict the manner in which, or whether, Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership, (4) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses or any other restriction, limitation or qualification or (5) make any payments that, in the case of any of clauses (1) through (5), that, if implemented, would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (1) through (5) above imposed on the Company, Parent or any of their respective Subsidiaries, have a Material Adverse Effect regardless of whether any such action would individually have a Material Adverse Effect (each, subject to Schedule 6.3(b), a “Negative Regulatory Action”); provided that any actions of the type described in clauses (1) through (5) above imposed on Parent or its Subsidiaries shall constitute a Negative Regulatory Action if such action would, or would reasonably be expected to, individually or when taken together with any other actions of the type described in clauses (1) through (5) above imposed on the Company, Parent or any of their respective Subsidiaries, have constituted a Material Adverse Effect by reference to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; and

(ii) Parent and Merger Sub shall be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority or to address any legal action brought by any third party in connection with the transaction relating to this Agreement to the extent that such divestiture or other structural or conduct relief or other legal action, if implemented, would not, or would not reasonably be expected to, individually or in the aggregate, result in a Negative Regulatory Action.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger.

6.4. Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Entity shall jointly and severally indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any suits, claims, actions, proceedings, arbitrations, mediations or investigations, whether civil, criminal, administrative or investigative (each a “Proceeding”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Articles of Incorporation or Bylaws as at the date hereof. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Proceeding from Parent or the Surviving Entity within ten business days of receipt by Parent or the Surviving Entity from the Indemnified Party of a request therefor to the extent permitted by applicable Law.

(b) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (in each case, as in effect on the date hereof) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date hereof shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals except as amendments may be required by applicable Law during such period.

(c) Promptly after the Closing (and in any event within 30 days thereof), Parent shall obtain a six year “tail” insurance policy (the “D&O Tail Policy”) that provides coverage on terms no less favorable than the coverage provided under the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for the Persons who are covered by such policy on the date of this Agreement for events occurring prior to the Effective Time; provided that during the period from the Closing to the time that the D&O Tail Policy is in effect, Parent shall be required to (or cause the Surviving Entity to) maintain (without amendment or modification) the Company’s directors’ and officers’ insurance policy in effect as of the Closing Date (including, if necessary, renewing such policy and paying any premiums due under such policy).

(d) The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that Parent, the Surviving Entity or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Entity shall succeed to the obligations set forth in this Section 6.4.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.4.

6.5. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act and of all filing and counsel fees relating to obtaining clearances from any other Governmental Authority.

6.6. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Entity of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.7. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.8. Stockholder Litigation. The Company shall promptly advise Parent in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), settle any stockholder litigation.

6.9. Employee Matters.

(a) Until the first anniversary of the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits (other than accruals of supplemental executive retirement plan benefits for service after the Effective Time), that are, in the aggregate, no less favorable to than the compensation and employee benefits provided to such persons immediately prior to the Effective Time. Thereafter, Parent shall cause to be provided to the Affected Employees (and their dependents) compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b) For all purposes, with respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), other than under Parent’s 2002 Stock Incentive Plan (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits.

(c) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity (i) to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) Effective on the business day immediately prior to the Closing Date (but contingent on the occurrence of the Closing), the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plans. Parent shall provide, or cause the Surviving Entity to provide, that the Affected Employees are eligible to participate in a tax-qualified, defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from a terminated Company defined contribution 401(k) plan.

(e) Notwithstanding anything in this Section 6.9 to the contrary, Parent agrees that it shall, or shall cause the Surviving Corporation to, (i) continue the Company’s current severance plans and policies without adverse amendment or termination during the 12 month period following the Effective Time and (ii) pay the bonuses required to be paid pursuant to the bonus plan set forth on Section 6.9(e) of the Company Disclosure Letter, in accordance with the terms of such plan.

(f) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Entity or any of their Affiliates to (i) maintain any particular Company Plan (other than as provided in Section 6.9(e)) or (ii) retain the employment of any particular employee.

6.10. Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.11. Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, unless the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the Company under applicable Law, the Company (i) shall not terminate, amend, modify or waive any provision of any standstill or similar agreement requiring a person not to acquire the Company’s assets or securities to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto and (ii) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction; provided that this Section 6.11 shall only apply with respect to agreements that were entered into in respect of a potential acquisition of the Company or any Subsidiary thereof or a potential business combination transaction between the Company or any Subsidiary thereof and another Person.

6.12. Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its commercially reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

6.13. Credit Agreement.

(a) The Company shall terminate (which termination will be effective as of the Effective Time) the Credit Agreement, dated as of March 3, 2003 (as it may have been amended or modified from time to time), among the Company, Bank of America N.A., the other lenders party thereto, Credit Lyonnais New York Branch (as syndication agent), U.S. Bank National Association (as documentation agent) and Banc of America Securities LLC (as sole lead arranger and sole book manager) (the “Credit Agreement”) (or to such other person as such lender shall designate to Parent and the Company in writing), without penalty or expense to the Company or any of its Subsidiaries other than those penalties or expenses expressly provided for in the Credit Agreement, if any, and shall pay to the lender under the Credit Agreement any and all amounts then due and payable by the Company or any of its Subsidiaries under the Credit Agreement (such amounts in the aggregate, the “Payoff Amount”). Notwithstanding the foregoing, in the event that the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, immediately prior to the Closing that are reasonably available (as reasonably determined by the Company’s management) to pay the Payoff Amount are less than the Payoff Amount, then (i) immediately prior to the Closing, the Company will pay any portion of the Payoff Amount for which it has available cash and (ii) simultaneously with the Closing, Parent will pay (on behalf of the Company and its Subsidiaries) any portion of the Payoff Amount that was not paid by the Company. No later than two business days prior to the Closing, the Company shall provide Parent with written notice of any amounts it expects that Parent will need to pay pursuant to the preceding sentence.

(b) In connection with the termination of the Credit Agreement and the payment by the Company or its designee contemplated by Section 6.13(a), the Company shall obtain from the lender under the Credit Agreement evidence in writing that the Credit Agreement has been terminated and that there are then and thereafter will be no amounts due and payable under the Credit Agreement.

ARTICLE VII

Conditions Precedent

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other clearances or approvals required under applicable competition, merger control, antitrust or similar Law shall have been granted, terminated or shall have expired, without any conditions, restrictions, requirements or change of regulation or any other action taken, that (if implemented) would be reasonably likely, individually or in the aggregate, to result in a Negative Regulatory Action.

(c) Necessary Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, without any conditions, restrictions, requirements or change of regulation or any other action taken, that (if implemented) would be reasonably likely, individually or in the aggregate, to result in a Negative Regulatory Action.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.3(a), the first four sentences of Section 3.3(b), the first two sentences of Section 3.3(c) and Section 3.3(d)) shall be true and correct as of the Effective Time (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) set forth in Section 3.3(a), the first four sentences of Section 3.3(b), the first two sentences of Section 3.3(c) and Section 3.3(d) shall be true and correct in all respects (subject to de minimis exceptions for breaches involving discrepancies of no more than 100,000 Shares, Shares subject to stock options and Company RSUs, in the aggregate). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or similar qualifiers set forth therein) as of the Effective Time (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct individually or in the aggregate would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

Termination, Amendment and Waiver

8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 11, 2007 (the “Termination Date”); provided, however, that if on December 11, 2007 the condition to Closing set forth in Section 7.1(b), (c) or (d) shall not have been satisfied because of action by a Governmental Authority seeking to restrain, enjoin or prohibit the Merger but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the Termination Date shall automatically be extended to March 11, 2008; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action not in accordance with the terms of this Agreement or failure to act in accordance with the terms of this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

(e) by Parent or the Company, if a Company Adverse Recommendation Change shall have occurred.

Notwithstanding the foregoing, (x) Parent may not terminate this Agreement pursuant to Section 8.1, if, at the time of such termination, Parent and Merger Sub shall be in breach or shall have failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (y) the Company may not terminate this Agreement pursuant to Section 8.1, if, at the time of such termination, the Company shall be in breach or shall have failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or (b).

8.2. Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (C) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iii) and (A) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (B) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(c), and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a bona fide Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally, and (C) within twelve months after such termination the Company shall have entered into a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal;

(iv) this Agreement is terminated by Parent pursuant to Section 8.1(e), or

(v) this Agreement is terminated by the Company pursuant to Section 8.1(e),

then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i), (ii) or (iii) of this Section 8.2(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.2(a), within ten business days after the date of such termination, and (3) in the case of a Termination Fee payable pursuant to clause (v) of this Section 8.2(a), prior to or at the time of such termination, pay Parent a fee equal to $85,000,000 (the “Termination Fee”) by wire transfer of same-day funds. The payment by the Company of a Termination Fee, if applicable, will be considered liquidated damages for any breach by the Company of this Agreement and in the event of such payment none of the Company, any of its Subsidiaries or Affiliates or any of their respective Representatives will have any other liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that notwithstanding the foregoing the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach by the Company of Section 5.2.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(b)(ii) in connection with a Restraint relating to applicable insurance, competition, merger control or antitrust Laws; or

(ii) this Agreement is terminated by Parent or the Company pursuant to Sections 8.1(b)(i) and, at the time of such termination, the conditions to Closing set forth in either Section 7.1(b) or Section 7.1(c) have not been satisfied;

then Parent shall pay the Company, within ten business days after the date of such termination, a fee equal to $25,000,000 (the “Parent Termination Fee”) by wire transfer of same-day funds. The payment by Parent of a Parent Termination Fee, if applicable, will be considered liquidated damages for any breach by Parent or Merger Sub of this Agreement and in the event of such payment none of Parent any of its Subsidiaries or Affiliates (including Merger Sub) or any of their respective Representatives will have any other liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

(c) The Company acknowledges and agrees that the agreements contained in Section 8.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to Section 8.2(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and expenses from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) Solely for purposes of this Section 8.2 references to 20% in the definition of Company Takeover Proposal shall be deemed replaced by references to 50%.

8.3. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last two sentences of Section 6.2(a), Sections 6.5 and 8.2, this Section 8.3 and Article IX, which provisions shall survive such termination; provided that, except as provided in the last sentence of Section 8.2(a), nothing herein shall relieve any party from any liability for any willful breach of this Agreement.

8.4. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

9.2. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (that is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Facsimile No.: (952) 936-0044

Attention: General Counsel

with copies to:
UnitedHealthcare, Inc.
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Facsimile No.: (952) 936-0044
Attention: General Counsel

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile No.: (212) 558-3588
Attention: Keith A. Pagnani

if to the Company, to:
Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
Facsimile No.: (702) 242-1532
Attention: General Counsel

with a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Facsimile No.: (212) 309-6001
Attention: Stephen P. Farrell, Howard L. Shecter and R. Alec Dawson

Any party may change the address to which notices, requests, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

9.3. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Health Care Providers” means all physicians, physician assistants, nurses and other health care professionals, medical groups, independent practice associations, hospitals or other health care facilities, specialty health care providers (such as ophthalmologists, psychiatrists, behavioral health professionals and the like), or ancillary service providers (such as laboratories, radiology imaging providers and the like);

(c) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.3(c) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.3(c) of the Parent Disclosure Letter;

(d) “person” means an individual, corporation (including not-for-profit), partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature;

(e) “Permitted Liens” means (i) any Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions, conditions, imperfections, zoning laws or ordinances or any other matters affecting the Real Property (whether shown or not shown by public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or other Liens incurred in the ordinary course of business that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the properties or assets they affect or the conduct of the business of the Company and its Subsidiaries as presently conducted, (v) any supplemental taxes or assessments not shown by the public records, (vi) title to any portion of the Real Property lying within the right of way or boundary of any public road which an accurate survey would disclose, (vii) Liens that will be released prior to or as of the Closing, (viii) Liens arising under this Agreement or the Credit Agreement or (ix) Liens created by or through the Parent or Merger Sub; and

(f) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person (except as set forth on Section 9.3(f) of the Company Disclosure Letter).

9.4. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and’” hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronic transmission of any signed original document and/or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original.

9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.4 (which will be for the benefit of the persons set forth therein), are not intended to confer upon any person other than the parties any rights, benefits or remedies.

9.7. Governing Law. Except to the extent that the laws of the State of Nevada are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion any or all of its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent of any of their respective obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any state court in the New York County, New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any state court in New York County, New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York or any state court in New York County, New York.

9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED
By: /s/ Stephen J. Hemsely
Title: President and Chief Executive Officer

SAPPHIRE ACQUISITION, INC.
By: /s/ David S. Wichmann
Title: President, Secretary and Treasurer

SIERRA HEALTH SERVICES, INC

By: /s/ Anthony M. Marlon, M.D.
Title: Chief Executive Officer and Chairman of the Board

ANNEX A

DEFINED TERMS

Adverse Recommendation Notice	5.2(b)
Affected Employees	6.9(a)
Affiliate	9.3(a)
Agreement	Preamble
Articles of Merger	1.3
Certificate	2.1(a)
Closing	1.2
Closing Date	1.2
COBRA	3.12(h)
Company	Preamble
Company Adverse Recommendation Change	5.2(b)
Company Awards	2.3(a)(ii)
Company By-laws	3.1
Company Certificate	3.1
Company Equity Awards	2.3(a)
Company Facilities	3.21
Company Facility	3.21
Company Intellectual Property	3.14(a)
Company Plans	3.12(a)
Company RSU	2.3(a)(ii)
Company SEC Documents	3.6(a)
Company Stock Options	2.3(a)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	6.1(b)
Company Superior Proposal	5.2(a)
Company Takeover Proposal	5.2(a)
Confidentiality Agreement	6.2(a)
Contract	3.4(b)
Copyrights	3.14(a)
Effective Time	1.3
Employees	3.12(a)
ERISA	3.12(a)
Exchange Fund	2.2(a)
Excluded Share	2.1(a)
Excluded Shares	2.1(a)
Filed Company SEC Documents	3.8
GAAP	3.6(a)
Governmental Authority	3.5
Health Care Providers	9.3(b)
HSR Act	3.5
Intellectual Property	3.14(a)
IP Licenses	3.14(a)
IRS	3.13(c)
Knowledge	9.3(b)
Laws	3.11(a)
Lease	3.15(b)
Leased Real Property	3.15(b)
Liens	3.2
Material Adverse Effect	3.4(c)
Merger	1.1
Merger Sub	Preamble
Necessary Consents	3.5
NRS	1.1
Owned Real Property	3.15(a)(a)
Parent	Preamble
Parent Articles	4.1
Parent Board	4.3(a)
Parent By-laws	4.1
Parent Disclosure Letter	Article IV
Patents	3.14(a)
Paying Agent	2.2(a)
Per Share Merger Consideration	2.1(a)
Permits	3.11(a)
Permitted Liens	9.3(e)
person	9.3(d)
Proxy Statement	3.7
Real Property	3.15(b)
Regulated Subsidiaries	3.25
Representatives	5.2(a)
Restraints	7.1(d)
Sarbanes-Oxley	3.11(f)
Share	2.1(a)
Shares	2.1(a)
Software	3.14(a)
State Regulatory Filings	3.20(a)
Subsidiary	9.3(f)
Surviving Entity	1.1
Takeover Laws	3.4(a)
tax returns	3.13(n)
taxes	3.13(n)
Termination Date	8.1(b)(i)
Termination Fee	8.2(a), 8.2(a)
Trade Secrets	3.14(a)
Trademarks	3.14(a)
Voting Agreement	Recitals